Exhibit 10.21(c)
NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.
FOURTH AMENDMENT
TO SECOND AMENDED AND RESTATED
CREDIT AND SECURITY AGREEMENT
     This FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (this “Fourth Amendment”) is entered into as of December 15, 2008 (the “Effective Date”), by and among MARINEMAX, INC., a Delaware corporation (the “Company”) and each of the six (6) other Borrowers set forth on Schedule I attached hereto and by the reference incorporated herein (each of the Company and each of such six (6) Persons other than the Company, singularly, a “Borrower,” and the Company and all of such Persons other than the Company, collectively, the “Borrowers”), KEYBANK NATIONAL ASSOCIATION, a national banking association, both individually (in such capacity, “KeyBank”) and as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as hereinafter defined), BANK OF AMERICA, N.A., a national banking association, individually (in such capacity, “BOA”), as collateral agent (in such capacity, the “Collateral Agent”) and as documentation agent (in such capacity, the “Documentation Agent”) and the various other financial institutions as are or may become parties hereto, including, as of the date hereof, GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION, a Nevada corporation (“GE Commercial”), WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (“Wachovia”), WELLS FARGO BANK, N.A., a national banking association (“Wells Fargo”), U.S. BANK NATIONAL ASSOCIATION, a national banking association (“US Bank”), BRANCH BANKING & TRUST COMPANY, a North Carolina corporation (“BB&T”), and BANK OF THE WEST, a California corporation (“Bank of the West”) (KeyBank, BOA, GE Commercial, Wachovia, Wells Fargo, US Bank, BB&T, Bank of the West, and such other financial institutions, collectively, the “Lenders”), amending that Second Amended and Restated Credit and Security Agreement dated as of June 19, 2006, by and among Borrowers and Lenders as heretofore amended by the First Amendment to Second Amended and Restated Credit and Security Agreement dated as of May 31, 2007, the Second Amendment to Second Amended and Restated Credit and Security Agreement dated as of October 1, 2007, and the Third Amendment to Second Amended and Restated Credit and Security Agreement dated as of March 7, 2008 (the “Agreement”). Unless otherwise defined in this Fourth Amendment, all defined terms used in this Fourth Amendment shall have the meanings ascribed to such terms in the Agreement. This Fourth Amendment is entered into in consideration of, and upon, the terms, conditions and agreements set forth herein.
     1. Background. Borrowers and Lenders desire to amend certain provisions of the Agreement effective as of the date of this Fourth Amendment.
     2. Definitions. Section 1.01 of the Agreement is hereby amended as follows:
          (a) Added Definitions. The following new defined terms are hereby added to Section 1.01 of the Agreement:

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     “Additional Real Estate Collateral” shall mean all Real Property Interests with respect to owned real estate, wherever situated, that is now owned or hereafter acquired by the Borrowers, or any of them, save and except for (a) the Pledged Real Estate Collateral, and (b) the Gulfport Property.
     “[****]” shall mean boats, vessels, and yachts manufactured by [****].
     “EBITDA” shall mean, for any period, the earnings before interest, Taxes, Statement of Financial Accounting Standards No. 123R stock-based compensation, depreciation, amortization, and any intangible asset impairment charge deducted in determining the earnings of the Borrowers on a consolidated basis for such period; provided, however, that for each of the four quarterly periods of the Borrowers ending on December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009, EBITDA shall be calculated by adding back nonrecurring restructuring charges associated with business location closings, leasehold improvement impairment charges, lease termination charges, Lender closing costs associated with the Fourth Amendment to this Agreement, and actual [****] inventory repurchase settlement writedowns up to a maximum of [****].
     “EBITDA/Interest Coverage Ratio” shall mean, for any period, the ratio of the Borrowers’ EBITDA to the Borrowers’ total interest expense determined on a consolidated basis for such period.
     “EDR” shall have the meaning set forth in Section 4.07.
     “ESA” shall have the meaning set forth in Section 4.07.
     “Gulfport Property” shall mean the Real Property Interests in the real estate at Gulfport Marina (Florida) owned by a joint venture in which the Borrowers have only an approximate 36% interest.
     “Inspection Increase Event 1” shall mean the event that shall have occurred if, as reflected on each of the relevant monthly Borrowing Base Certificates submitted during any period of two consecutive calendar months, the unpaid principal balance of Advances under this Agreement plus accrued but unpaid interest minus the Pledged Real Estate Loan Value shall equal or exceed eighty percent (80%) but shall not be greater than ninety (90%) of the portion of the Borrowing Base consisting of Eligible New Inventory and Eligible Used Inventory. An Inspection Increase Event 1 shall be deemed to have occurred if following an Inspection Increase Event 2 there shall be an Inspection Reinstatement Event but the unpaid principal balance of Advances under this Agreement plus accrued but unpaid interest thereon minus the Pledged Real Estate Loan Value nevertheless shall equal or exceed eighty percent (80%) but shall not be greater than ninety (90%) of the portion of the Borrowing Base consisting of Eligible New Inventory and Eligible Used Inventory, all as reflected each of the relevant monthly Borrowing Base Certificates submitted during any period of two consecutive calendar months.
     “Inspection Increase Event 2” shall mean the event that shall have occurred if, as reflected on each of the relevant monthly Borrowing Base Certificates submitted during any period of two consecutive calendar months, the unpaid principal balance of Advances under this Agreement plus accrued but unpaid interest minus the Pledged Real Estate Loan Value shall exceed ninety percent (90%) of the portion of the Borrowing Base consisting of Eligible New Inventory and Eligible Used Inventory.
     “Interest Rate Swap” shall mean a financial derivative contract between parties in which each agrees to exchange payments tied to two different interest rates or indices for a specified period of time, generally based on a notional principal amount.
     “Issuing Bank” shall mean BOA, in its capacity as an issuer of Letters of Credit pursuant to Section 2.01(a) and Section 2.13.
     “LC Commitment” shall mean that portion of the Commitment Amount that may be used by the Borrowers for the issuance of Letters of Credit in an aggregate face amount not to exceed seven million dollars ($7,000,000).
     “LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Documents” shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.
     “LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender shall be its Pro Rata Percentage of the total LC Exposure at such time.
     “Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.01 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.
     “Letter of Credit Fee” shall have the meaning set forth in Section 2.01(a)(3).
     “Mortgage” shall have the meaning set forth in Section 4.07.
     “Pledged Real Estate Collateral” shall mean all of the Real Property Interests in respect of the particular owned real estate of the Borrowers identified in Exhibit 4.07 to this Agreement, together with such additional or substitute Real

Property Interests, if any, as hereafter may be designated as Pledged Real Estate Collateral by written amendment to this Agreement.
     “Pledged Real Estate Loan Value” shall mean, at any date of calculation, the maximum amount that the Borrowers shall be entitled to borrow or retain under Section 4.07 in respect of the Pledged Real Estate Collateral, with such amount to be the lesser of (a) fifty percent (50%) of the appraised value (determined in accordance with Section 4.07) of the Pledged Real Estate Collateral with respect to which all steps have been taken to include such property in the Borrowing Base, and (b) twenty million dollars ($20,000,000).
     “Title Commitment” shall mean a commitment for title insurance provided to the Collateral Agent with respect to each parcel of Additional Real Estate Collateral.
     “Title Policy” shall mean an ALTA mortgagee’s title insurance policy written by a title insurance company acceptable to the Collateral Agent in an amount equal to the value of Pledged Real Estate Collateral and containing no exceptions other than with respect to Permitted Liens.
          (b) Changed Definitions. The definitions of the following terms heretofore defined in the Agreement are hereby amended to read in their entirety as follows:
     “Borrowing Base” shall mean the greatest amount that may be borrowed or retained by the Borrowers in respect of the Commitment, which at any date of calculation, shall be determined by applying the then applicable Availability Reserve, if any, to the sum of the following determined on a consolidated basis for all of the Borrowers:
     (a) the sum of (1) ninety percent (90%) of the original invoice price (including freight charges, but excluding, to the extent that the same are included in the Borrowing Base as Accounts, any earned volume purchase rebates, earned advertising rebates, verifiable price protection, and earned incentives, credits, or similar items) of Eligible New Inventory that is aged not more than three hundred sixty-five (365) days from date of delivery to the Borrowers, (2) eighty percent (80%) of the original invoice price (including freight charges, but excluding, to the extent that the same are included in the Borrowing Base as Accounts, any earned volume purchase rebates, earned advertising rebates, verifiable price protection, and earned incentives, credits, or similar items) of Eligible New Inventory that is aged more than three hundred sixty-five (365) days, but not more than seven hundred thirty (730) days, from date of delivery to the Borrowers, and (3) sixty-five percent (65%) of the original invoice price (including freight charges, but excluding, to the extent that the same are included in the Borrowing Base as Accounts, any earned volume purchase rebates, earned advertising

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rebates, verifiable price protection, and earned incentives, credits, or similar items) of Eligible New Inventory that is aged more than seven hundred thirty (730) days, but not more than one thousand ninety-five (1,095) days, from date of delivery to the Borrowers; provided, however, that (A) the amount includable in the Borrowing Base on account of Loose Outboard Motors in the Eligible New Inventory shall never exceed one million, five hundred thousand dollars ($1,500,000), it being agreed that all Loose Outboard Motors over such amount shall be included in the Borrowing Base only as Eligible Parts Inventory; (B) prior to May 1, 2009 the amount includable in the Borrowing Base on account of both the Eligible New Inventory of [****] and the Eligible Used Inventory of [****] shall not exceed in the aggregate [****], and after May 1, 2009 the amount includable in the Borrowing Base on account of both the Eligible New Inventory of [****] and the Eligible Used Inventory of [****] shall not exceed in the aggregate [****]; (C) prior to May 1, 2009, the amount includable in the Borrowing Base on account of both the Eligible New Inventory of [****] and the Eligible Used Inventory of [****] shall not exceed in the aggregate [****], and after May 1, 2009 the amount includable in the Borrowing Base on account of both the Eligible New Inventory of [****] and the Eligible Used Inventory of [****] shall not exceed in the aggregate [****]; (D) prior to May 1, 2009, the amount includable in the Borrowing Base on account of (i) the Eligible New Inventory of [****] and (ii) the Eligible Used Inventory of [****] shall not exceed in the aggregate [****], and after May 1, 2009, the amount includable in the Borrowing Base on account of (x) the Eligible New Inventory of [****] and (y) the Eligible Used Inventory of [****] shall not exceed in the aggregate [****]; and provided further, that if Lenders receive, with respect to particular Eligible New Inventory aged not more than three hundred sixty-five (365) days either, (i) a five percent (5.0%) manufacturer’s guaranty, satisfactory to Required Lenders in their reasonable discretion, with respect to such Eligible New Inventory, or (ii) a manufacturer’s repurchase agreement, that is reasonably satisfactory to Required Lenders, at a purchase price of ninety-five percent (95%) of the Eligible New Inventory value, the advance with respect to the Eligible New Inventory covered by such guaranty or repurchase agreement will be increased by five percent (5.0%) to ninety-five percent (95%), notwithstanding anything to the contrary in this clause (a).
     (b) the sum of (1) eighty percent (80%) of NADA Wholesale Value of Eligible Used Inventory that has been held by the Borrowers for not more than one hundred eighty (180) days from the date of receipt, plus (2) seventy-two percent (72%) of the NADA Wholesale Value of Eligible Used Inventory that has been held by the Borrowers for more than one hundred eighty (180) days from the date of receipt, but not more than three hundred sixty-five (365) days; provided, however, that (A) the amount includable in the Borrowing Base on account of Eligible Used Inventory shall never exceed twenty-five percent (25%) of the aggregate of (i) Eligible New Inventory, and (ii) Eligible Used Inventory; (B) the amount includable in the Borrowing Base on account of both the Eligible New

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Inventory of [****] and the Eligible Used Inventory of [****] shall not exceed in the aggregate [****]; (C) the amount includable in the Borrowing Base on account of both the Eligible New Inventory of [****] and the Eligible Used Inventory of [****] shall not exceed in the aggregate [****]; (D) the amount includable in the Borrowing Base on account of (i) the Eligible New Inventory of [****] and (ii) the Eligible Used Inventory of [****] shall not exceed in the aggregate [****] and after May 1, 2009, the amount includable in the Borrowing Base on account of (x) the Eligible New Inventory of [****] and (y) the Eligible Used Inventory of [****] shall not exceed in the aggregate [****];
     (c) eighty percent (80%) of the net book value of Eligible Accounts; provided, however, that the amount includable in the Borrowing Base on account of Eligible Accounts shall never exceed thirty million dollars ($30,000,000);
     (d) the lesser of (1) twelve million dollars ($12,000,000), or (2) sixty percent (60%) of the cost (excluding freight charges) of Eligible Parts Inventory net of any reserve required by GAAP for damaged, obsolete, or slow-moving items in such inventory; and
     (e) the Pledged Real Estate Loan Value of the Pledged Real Estate Collateral with respect to which all of the steps contemplated by Section 4.07 of the Agreement have been completed to the satisfaction of the Collateral Agent.
No Property of the Borrowers shall be included in the Borrowing Base if (1) the Collateral Agent, for the benefit of the Lenders, does not have a first priority security interest under the Uniform Commercial Code, to the extent applicable, subject only to Permitted Liens, in such Property, (2) any other Person has a Preferred Ship’s Mortgage on a Documented Vessel included in the Borrowing Base that has not been extinguished by payment in full and delivery of a written satisfaction of such Preferred Ship’s Mortgage, irrespective of whether such satisfaction has been filed with the Coast Guard or whether such Preferred Ship’s Mortgage is a Permitted Lien, or (3) any other Person has a perfected purchase money security interest in such Property, irrespective of whether such purchase money security interest is a Permitted Lien.
     “Borrowing Base Certificate” shall mean a certificate in the form of Exhibit B to the Fourth Amendment to this Agreement (as the form may be modified with the consent of the Required Lenders from time to time), in form and detail satisfactory to the Required Lenders setting forth the calculation of the Borrowing Base as of the date of such certificate.
     “Commitment Amount” shall mean (a) effective as of the date of the Fourth Amendment to this Agreement, four hundred twenty-five million dollars ($425,000,000), (b) effective as of the earlier of the date when [****] (but in no event later than April 30, 2009), four hundred million dollars ($400,000,000), (c)

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effective as of May 1, 2009, three hundred seventy-five million dollars ($375,000,000), (d) effective as of September 30, 2009, three hundred fifty million dollars ($350,000,000), and (e) effective as of May 31, 2010, three hundred million dollars ($300,000,000). All such reductions in the Commitment Amount shall reduce the Commitments of the Lenders in accordance with their Pro Rata Percentages, as follows:

	Pro Rata	Amend No. 4			September 30,
Lenders	Percentage	Date	[****]	May 1, 2009	2009	May 31, 2010
BOA	27.0000%	$114,750,000	$108,000,000	$101,250,000	$94,500,000	$81,000,000
KeyBank	20.0000%	$85,000,000	$80,000,000	$75,000,000	$70,000,000	$60,000,000
GE Commercial	18.0000%	$76,500,000	$72,000,000	$67,500,000	$63,000,000	$54,000,000
Wachovia	10.0000%	$42,500,000	$40,000,000	$37,500,000	$35,000,000	$30,000,000
Wells Fargo	7.0000%	$29,750,000	$28,000,000	$26,250,000	$24,500,000	$21,000,000
US Bank	6.0000%	$25,500,000	$24,000,000	$22,500,000	$21,000,000	$18,000,000
BB&T	6.0000%	$25,500,000	$24,000,000	$22,500,000	$21,000,000	$18,000,000
Bank of the West	6.0000%	$25,500,000	$24,000,000	$22,500,000	$21,000,000	$18,000,000

	100.0000%	$425,000,000	$400,000,000	$375,000,000	$350,000,000	$300,000,000

Notwithstanding the foregoing, the Commitment Amount may be increased by virtue of any exercise of the accordion feature set forth in Section 2.01(a)(2) of the Agreement as amended by the Fourth Amendment to this Agreement.
     “Default Rate” shall mean the rate of interest or the Letter of Credit Fees applicable during the continuance of an Event of Default, which (a) until September 30, 2010, shall be based on a LIBOR Margin and a Letter of Credit Fee of six hundred twenty-five (625) basis points (i.e. 6.25%), and (b) commencing October 1, 2010, shall be two hundred (200) basis points (i.e. 2%) in excess of the Pricing Tier V LIBOR Margin and Letter of Credit Fee as shown in Section 2.05.
     “Inspection Increase Event” shall mean either Inspection Increase Event 1 or Inspection Increase Event 2.
     “Inspection Reinstatement Event” shall mean the event that shall have occurred if (a) at any time after the occurrence of an Inspection Increase Event 2 as reflected on each of the relevant monthly Borrowing Base Certificates submitted during any period of three consecutive calendar months, the unpaid principal balance of Advances under this Agreement plus accrued but unpaid interest minus the Pledged Real Estate Loan Value shall be less than ninety percent (90%) of the portion of the Borrowing Base consisting of Eligible New Inventory and Eligible Used Inventory, (b) at any time after the occurrence of an Inspection Increase Event 1 as reflected on each of the relevant monthly Borrowing Base Certificates submitted during any period of three consecutive calendar months, the unpaid principal balance of Advances under this Agreement plus accrued but unpaid interest thereon minus the Pledged Real Estate Loan Value shall be less than eighty percent (80%) of the portion of the Borrowing Base consisting of Eligible New Inventory and Eligible Used Inventory, and (c) in the case of either (a) or (b) above, the Required Lenders, in their reasonable discretion, shall have agreed in writing to cancel a corresponding Inspection Increase Event.
     “Loan Documents” shall mean this Agreement and all Promissory Notes, financing statements, Preferred Ship’s Mortgages, LC Documents, Interest Rate Swaps, certificates, instruments and agreements (a) delivered by any Borrower hereunder, (b) heretofore delivered by any Borrower pursuant to the Credit and Security Agreement dated as of December 18, 2001, or (c) heretofore delivered by any Borrower pursuant to the Amended and Restated Credit and Security Agreement dated as of February 3, 2005, as heretofore amended, and not expressly superseded by the documents delivered pursuant to this Agreement, in each case as the same shall be modified or extended in accordance with its terms.
     “Obligations” shall mean all obligations (monetary or otherwise) of the Borrowers arising under or in connection with this Agreement, the Promissory Notes, the Letters of Credit, any Interest Rate Swap with any Lender or group of Lenders, and each other Loan Document.
     “Permitted Liens” shall mean:
     (a) Liens securing payment of the Obligations, granted pursuant to any Loan Document;
     (b) the existing Liens identified in Exhibit D, to the extent that they secure the indebtedness (and only the indebtedness) identified in such Exhibit;
     (c) Liens effected by or relating to Approved Vendor Financings, Capital Leases and other Debt permitted under Section 6.02(c) and (d) hereof, to the extent such Liens encumber only the Property of the Borrowers leased thereunder or acquired with the proceeds thereof;
     (d) Liens on Seller Collateral securing Seller Notes;
     (e) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Borrowers’ books;
     (f) Liens of carriers, warehousemen, mechanics, materialmen, and landlords incurred in the ordinary course of business for sums not materially overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Borrowers’ books; provided, however, that Liens of landlords are permitted only to the extent that (1) the same are subordinate to the Collateral Agent’s Lien on the Collateral for the benefit of the Lenders, or (2) the Required Lenders shall have agreed in writing to waive subordination of such landlord’s Lien to the Collateral Agent’s Lien on the Collateral for the benefit of the Lenders;
     (g) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;
     (h) judgment Liens in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to the applicable deductible) by insurance maintained with responsible insurance companies;
     (i) solely with respect to the Pledged Real Estate Collateral, such minor imperfections in title and other encumbrances as shall be shown as exceptions acceptable to the Collateral Agent on the Title Policy for such Pledged Real Estate Collateral;
     (j) solely with respect to the Additional Real Estate Collateral, (1) such minor imperfections in title and other encumbrances as shall be shown as exceptions acceptable to the Collateral Agent on the Title Commitment for such Additional Real Estate Collateral, and (2) any Lien securing financing of Additional Real Estate Collateral in connection with a transaction complying in all respects with Section 4.08(g) of this Agreement;
     (k) with respect to Real Property Interests other than Pledged Real Estate Collateral and Additional Real Estate Collateral, Liens on Real Property Interests not created at the time when there is any Event of Default under this Agreement;
     (l) Liens inferior to the Lien of the Collateral Agent (for the benefit of the Lenders) granted to parties providing financial derivative products to the Borrowers (e.g., interest rate swaps or foreign exchange forward contracts); and
     (m) any other Lien which all of the Lenders may approve in their reasonable discretion.
     “Pricing Tier” shall mean the agreed pricing tiers for the calculation of LIBOR Margin and Undrawn Commitment Fees which are based on the EBITDA/Interest Coverage Ratio applicable to the Borrowers for the preceding fiscal quarter, with such pricing tier to be applicable from the first day of the calendar month following the public release of the Borrowers’ financial reports for the immediately preceding fiscal quarter through the last day of the calendar month during which the Borrowers shall publicly release their financial reports for the immediately succeeding fiscal quarter, as follows:

Pricing Tier	EBITDA/Interest Coverage Ratio
|
Tier I	> = 3.50
Tier II	> = 3.00, but < 3.50
Tier III	> = 2.25, but < 3.00
Tier IV	> = 1.25, but < 2.25
Tier V	> = 1.00, but< 1.25
     By way of example and not limitation, (a) if the Borrowers publicly release their financial reports for the fiscal quarter ended March 31 on April 25 and publicly release their financial reports for the fiscal quarter ended June 30 on August 5, then from May 1 until August 31 the Pricing Tier in effect shall be the Pricing Tier determined in accordance with the financial reports released on April 25, and (b) if the EBITDA/Interest Coverage Ratio for the fiscal quarter ended March 31 is greater than or equal to 3.00 but less than 3.50, then during the period specified in (a) above the Borrowers would be in Pricing Tier II. If for any reason the Borrowers fail to provide the financial statements necessary to calculate the EBITDA/Interest Coverage Ratio within thirty (30) days after written notice from the Administrative Agent, the Default Rate shall apply retroactively from the date when such necessary financial statements originally were due (without reference to such written notice from the Administrative Agent or such thirty-day period) until such necessary financial statements are provided by Borrowers.
     “Required Lenders” shall mean, at any time, any Lenders holding at least sixty-six and two thirds percent (66-2/3%) of the sum of the Commitments, or if the Commitments have been terminated, the then aggregate outstanding principal amount of the Advances and shall also represent a majority of the number of Lenders; provided, however, that “Required Lenders” shall be one hundred percent (100%) of the Lenders with respect to any action taken or proposed to be taken by the Lenders: (a) to increase the Commitment of the Lenders or the Commitment Amount; (b) to reduce or waive payment of any principal, interest, or fees payable to the Lenders (it being agreed, however, that the Administrative Agent or the Collateral Agent, as applicable, without the consent of any other Lender, may reduce or waive fees payable to the Administrative Agent or the Collateral Agent, as applicable); (c) to modify or waive compliance with any of the Borrowers’ financial covenants, or to change the manner in which such financial covenants are calculated; (d) to make any material extension of scheduled maturities or times for payment; (e) to establish or revise any Availability Reserve, to make changes in the Borrowing Base, to increase advance rates with respect to the Borrowing Base or to make changes in the types of Collateral eligible for inclusion in the Borrowing Base; (f) to release any Collateral or any Borrower, other than as specifically required by the terms of the

Loan Documents; (g) to sell, transfer, encumber, or release any assets needing the consent of the Required Lenders under Section 6.07; (h) to change the structure of the financing contemplated by this Agreement; (i) to change the definition of “Required Lenders”; or (j) to change the composition of the Lenders in a manner which would dilute the voting rights of any Lender, except as otherwise provided in Article IX of this Agreement.
     “Termination Date” shall mean May 31, 2011; provided, however, that upon the Company’s request such date may be extended for two successive periods of one year each with the prior written consent of all of the Lenders for each such annual extension.
     “Used Inventory” shall mean Inventory of the Borrowers that has been (a) previously sold at retail, (b) registered or titled in any state or jurisdiction, or registered as a Documented Vessel, or (c) purchased or acquired by the Borrowers from a source other than the manufacturer.
          (c) Deleted Definitions. The definitions of “Fixed Charges Coverage Ratio,” “Maintenance Capital Expenditures” (which is used solely within the definition of “Fixed Charges Coverage Ratio”), “Total Funded Debt,” and “Funded Debt Ratio” are hereby deleted from the Agreement.
     3. Changes to Section 2.01(a) Relating to the Revolving Loans and Letters of Credit. Section 2.01(a) is hereby revised to read in its entirety as follows:
     2.01 Advances.
          (a) Commitment for Revolving Credit. The Lenders severally agree, subject to the terms and conditions set forth herein, to make Advances to the Borrowers in respect of the Commitment from time to time until the Termination Date. The following rules shall govern the amount of the Advances:
               (1) The aggregate outstanding amount of such Advances may equal but shall never exceed the lesser of (A) the Commitment Amount, and (B) the Borrowing Base. For purpose of this test, any Letter of Credit outstanding under paragraph (3) below shall be deemed an Advance.
               (2) Borrowers and Lenders agree to add an accordion feature to the Commitment. Consequently, if (A) no Default or Event of Default exists or would result therefrom, (B) Borrowers obtain commitments from Lenders and/or other persons who would qualify as assignees for such increased amounts, (C) any new Lender suggested by Borrowers is approved by the Required Lenders, and (D) appropriate definitive loan documentation is executed and delivered by the parties, at Borrowers’ election the aggregate maximum principal amount of the Commitments may be increased from time to time after the Effective Date, provided, however, that (i) the aggregate amount of the Commitment Amount does not exceed five hundred million dollars ($500,000,000), (ii) each such increase shall be in a minimum amount of thirty million dollars ($30,000,000), and with each new Lender to have a minimum commitment of at least eighteen million dollars ($18,000,000), and (iii) Borrowers shall first offer to the existing Lenders the right to commit to the increased amount, but no existing Lender shall be required to commit to any such increased amount. No such increase shall increase any sub-limit set forth in this Agreement, and no Lender shall be obligated to participate in any such increase.
               (3) There is hereby established a sub-limit for Letters of Credit in the aggregate amount not exceeding the LC Commitment of seven million dollars ($7,000,0000). The issuance of any Letter of Credit pursuant to the LC Commitment shall be subject to the further terms specified in Section 2.13 of this Agreement. In connection with any outstanding Letter of Credit, Borrowers will accrue an annual letter of credit fee (the “Letter of Credit Fee”) equal to the higher of (A) five hundred dollars ($500), or (B) the amount determined in accordance with Section 2.05 of this Agreement on an Advance equal to the maximum amount available to be drawn under such Letter of Credit. The minimum Letter of Credit Fee for any Letter of Credit (irrespective of the amount or duration of such Letter of Credit) shall be five hundred dollars ($500). The accrued Letter of Credit Fee for each Letter of Credit shall be payable quarterly in arrears, commencing on the effective date of the Letter of Credit. In addition to the Letter of Credit Fee, at the time of issuance of each Letter of Credit Borrowers and the Issuing Bank shall negotiate an issuance fee for such Letter of Credit to be paid at the time of issuance and to be retained by the Issuing Bank.
               (4) No Lender shall be permitted or required to make any Advance in respect of the Commitment if, after giving effect thereto, the principal amount of such Lender’s total outstanding Advances would exceed such Lender’s Pro Rata Percentage of the Commitment Amount.
Because the Commitment creates a revolving credit facility, the Borrowers may borrow under the Commitment, repay such Advances without premium or penalty, and reborrow prior to the Termination Date in accordance with this Agreement.
     4. Changes to Section 2.05 Relating to the Loan Rate and Letter of Credit Fee. Section 2.05 of the Agreement is hereby amended to read in its entirety as follows:
          2.05. Interest on Advances; Letter of Credit Fees.
               (a) All Advances shall bear interest at the applicable Loan Rate in effect from time to time, with the Loan Rate to be determined based upon the LIBOR Margin applicable at the date of determination.
               (b) From the date of the Fourth Amendment to this Agreement until the first day of the calendar month following the public release of the Borrowers’ financial reports for the fiscal year ending September 30, 2010, the Loan Rate will be the sum of (1) the LIBOR, and (2) an agreed LIBOR Margin of 4.25%, and the applicable Letter of Credit Fee shall be 4.25%. Commencing

October 1, 2010, the Loan Rate applicable at any time shall equal the sum of (A) the LIBOR, and (B) the LIBOR Margin determined on the basis of the Borrowers’ Pricing Tier. During the periods referred to in the preceding sentence, the applicable LIBOR Margin and Letter of Credit Fee for each Pricing Tier shall be as follows:

Borrowers’ Pricing Tier	LIBOR Margin and Letter of Credit Fee
Pricing Tier I	1.50%
Pricing Tier II	1.75%
Pricing Tier III	2.25%
Pricing Tier IV	3.00%
Pricing Tier V	4.00%
               (c) Interest will be calculated on a simple interest basis for a year of three hundred sixty (360) days, based on actual days elapsed.
               (d) Notwithstanding any other provisions of this Section, during the continuance of any Event of Default the Borrowers shall pay interest at the Default Rate on (1) the unpaid principal balance of the Advances, and (2) to the fullest extent permitted by Law, any interest, fee, or other amount payable hereunder that is not paid when due. In addition, during any such period the Letter of Credit Fee on any outstanding Letter of Credit shall be increased to the Default Rate.
     5. Change to Section 2.08 Relating to Undrawn Commitment Fee. Section 2.08 of the Agreement is hereby amended to read in its entirety as follows:
          2.08 Undrawn Commitment Fee. Effective as of the date of the Fourth Amendment to this Agreement, the Borrowers shall pay to the Administrative Agent for the account of the Lenders an Undrawn Commitment Fee calculated as follows:
               (a) The Undrawn Commitment Fee shall be payable on the amount by which the Commitment Amount shall exceed the average principal amount of Advances outstanding (including LC Exposure) under the Commitment during such calendar month.
               (b) From the date of the Fourth Amendment to this Agreement until the first day of the calendar month following the public release of the Borrowers’ financial reports for the fiscal year ending September 30, 2010, the Undrawn Commitment Fee will be 0.25%. Commencing with the first day of the calendar month following the public release of the Borrowers’ financial reports for the fiscal year ending September 30, 2010, the Undrawn Commitment Fee will be determined on the basis of the Borrowers’ Pricing Tier, as follows.

Borrowers’ Pricing Tier	Undrawn Commitment Fee
Pricing Tier I	0.15%
Pricing Tier II	0.20%
Pricing Tier III	0.25%
Pricing Tier IV	0.25%
Pricing Tier V	0.35%
               (c) The Undrawn Commitment Fee shall be calculated on a monthly basis but shall be payable quarterly in arrears on the Interest Payment Dates in February, May, August, and November.
     6. Addition of New Section 2.13 Relating to Letters of Credit. A new Section 2.13 is hereby added to the Agreement, reading in its entirety as follows:
          2.13. Procedures Relating to Letters of Credit. The rules governing the issuance of Letters of Credit shall be as follows:
               (a) Between the date of the Fourth Amendment to this Agreement and the date that is one year prior to the Termination Date, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to this Section 2.13(d), agrees to issue, at the request of the Borrowers, Letters of Credit for the account of the Borrowers on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Termination Date, (ii) each Letter of Credit shall be in a stated amount of at least $100,000; and (iii) the Borrowers may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment, or (B) the aggregate LC Exposure plus the amount of other outstanding Advances would exceed the Commitment Amount. Upon the issuance of each Letter of Credit each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Lender by an amount equal to the amount of such participation. If at any time prior to the Termination Date this Agreement should be terminated by virtue of the Borrowers’ refinancing the indebtedness contemplated hereby, the Borrowers’ shall arrange to replace and secure the return of each of the outstanding Letters of Credit prior to the termination of this Agreement.
               (b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least five (5) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit , the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Section 2.02, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrowers shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, however, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.
               (c) At least two (2) Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.13(a), or (2) that one or more conditions specified in Section 2.02 are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.
               (d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrowers and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrowers shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrowers shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. (Atlanta, Georgia time) on the Business Day immediately prior to the date on which such drawing is honored that the Borrowers intend to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Advances, the Borrowers shall be deemed to have timely given an Advance Request to the Administrative Agent requesting the Lenders to make an Advance Request on the date on which such drawing is honored in an exact amount due to the Issuing Bank. The Administrative Agent shall notify the Lenders of such Advance, and each Lender shall make the proceeds of its portion of the Advance available to the Administrative Agent for the account of the Issuing Bank. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.
               (e) If for any reason an Advance may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to Subsection 2.13(a) in an amount equal to its Pro Rata Percentage of such LC Disbursement on and as of the date which such Advance should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Commitment, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers, (iv) any breach of this Agreement by the Borrowers or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Percentage of such payment; provided, however, that if such payment is required to be returned for any reason to the Borrowers or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.
               (f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraph (e) of this Section 2.13 on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Default Rate.
               (g) Promptly following the end of each fiscal quarter of the Borrowers, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrowers a report describing the aggregate Letters of Credit outstanding at the end of such fiscal quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

               (h) The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
                    (i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;
                    (ii) The existence of any claim, set-off, defense or other right which the Borrowers may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
                    (iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
                    (iv) Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;
                    (v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; or
                    (vi) The existence of a Default or an Event of Default.
Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, however, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (i) Each Letter of Credit shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time, and, to the extent not inconsistent therewith, the laws of the State of Georgia governing this Agreement.
     7. Change to Section 4.01. Section 4.01 of the Agreement is hereby amended to read in its entirety as follows:
     4.01. Security Interests in Collateral. As security for the Obligations, the Borrowers hereby grant to the Collateral Agent for the benefit of the Lenders a continuing security interest in and Lien on all of the Borrowers’ Accounts, Chattel Paper, Inventory, Equipment, General Intangibles, Investment Property, Instruments, Deposit Accounts, Documents, Pledged Real Estate Collateral, and Additional Real Estate Collateral, in each case whether now owned or existing or hereafter acquired or arising, wherever located, all insurance policies, insurance proceeds, books and records relating to the foregoing, and all cash and non-cash proceeds and products thereof, all exclusive of the Excluded Property (collectively, the “Collateral”). Notwithstanding the foregoing, the security interest and Lien granted hereby with respect to any Obligation consisting of an Interest Rate Swap shall be junior, subordinate, and inferior to the security interest and Lien granted hereby for every other Obligation.
     8. Changes to Section 4.02. Section 4.02 of the Agreement is hereby amended to read in its entirety as follows:
     4.02. Excluded Property. The Collateral shall not include, however, any of the following property of the Borrowers (collectively, the “Excluded Property”):
          (a) any Accounts, Chattel Paper, General Intangibles, Investment Property, or Instruments that by its terms can not be assigned or transferred by a Borrower or can be assigned or transferred only with the consent of another Person and such consent has not been obtained;

          (b) all ownership interests in Subsidiaries, including any Investment Property, membership interest, or partnership interests evidencing such ownership interests in Subsidiaries, all Rights with respect to such ownership interests, and all Rights in Subsidiaries; and
          (c) Property of customers, including boats, motors and, trailers, in Borrowers’ possession (1) for repair, or (2) on consignment for sale, but only to the extent that the same are not included (as Eligible Used Inventory or otherwise) in the Borrowing Base, it being specifically agreed that such Property is not to be included in the Borrowing Base.
     9. Addition of New Sections 4.07, 4.08, and 409. New Sections 4.07, 4.08, and 4.09 are hereby added to the Agreement, reading in their entirety as follows:
     4.07 Concerning the Pledged Real Estate Collateral. Subject to the terms of this Agreement including this Section 4.07, the Borrowers will be able to obtain or retain in respect of the Commitment a maximum of twenty million dollars ($20,000,000) of Advances secured by first priority mortgages, in form and substance acceptable to the Lenders and subject only to Permitted Liens (“Mortgages”), on the Pledged Real Estate Collateral and the Additional Real Estate Collateral. The Mortgages shall run in favor of the Collateral Agent for the benefit of the Lenders. The actual amount at any time advanced under this Section 4.07 in respect of the Pledged Real Estate Collateral shall never exceed the then applicable Pledged Real Estate Loan Value. Advances under this Section 4.07 will be subject to the following terms and conditions:
          (a) Irrespective of the amount advanced by the Lenders under this Section 4.07, the Mortgages shall encumber for a total of one hundred million dollars ($100,000,000) plus interest and costs and expenses of collection (including reasonable attorneys’ and paralegals’ fees incurred in negotiations, in lower courts, and in appellate, administrative, and bankruptcy proceedings) (1) all of the Pledged Real Estate Collateral, and (2) all of the Additional Real Estate Collateral. In order to limit the documentary stamps, non-recurring intangible taxes, and similar costs payable on particular parcels of Pledged Real Estate Collateral or Additional Real Estate Collateral, the Collateral Agent may agree to limit the recovery under the Mortgages for such parcels.
          (b) As a condition to including in the Borrowing Base any individual parcel of Pledged Real Estate Collateral, the Borrowers will be required to provide the Collateral Agent for the benefit of Lenders with an MAI appraisal of such property satisfactory to the Collateral Agent in all respects. Without limiting the generality of the foregoing, such MAI appraisal would be required to show that the individual property has a fair market value of at least twice the amount included in the Borrowing Base in respect of such individual property. MAI appraisals will be ordered by the Collateral Agent at the expense of the Borrowers.

          (c) As a condition to including in the Borrowing Base any individual parcel of Pledged Real Estate Collateral with a value of one million dollars ($1,000,000) or more, the Borrowers will be required to provide the Collateral Agent for the benefit of Lenders with a Phase I Environmental Site Assessment (“ESA”) of such property showing that such property is free from risk, in the Collateral Agent’s sole judgment, from all hazardous substances, toxic substances or hazardous waste, as defined by any federal, state or local law or regulation, and free from all other contamination, which even if not so regulated, is known to pose a health hazard to any person.
          (d) As a condition to including in the Borrowing Base any individual parcel of Pledged Real Estate Collateral with a value of less than one million dollars ($1,000,000), Borrower shall complete an Environmental Questionnaire provided by the Collateral Agent; the Lenders will check (at the Borrowers’ expense) the Environmental Data Resource (“EDR”) environmental Loan Check database unless the Required Lenders otherwise require with respect to any particular property or properties. Any such EDR Loan Check must show, consistent with the limitations of the medium, that such property is free from risk, in the Collateral Agent’s sole judgment, from all hazardous substances, toxic substances or hazardous waste, as defined by any federal, state or local law or regulation, and free from all other contamination, which even if not so regulated, is known to pose a health hazard to any person. Irrespective of the value of the property Borrowers will in any event provide to Lenders within fifteen (15) days following the Effective Date of the Fourth Amendment to this Agreement copies of any ESAs they may have with respect to any of the Pledged Real Estate.
          (e) As a condition to including in the Borrowing Base any individual parcel of Pledged Real Estate Collateral located in a flood zone, Borrowers must obtain at their expense federal flood insurance on such property on terms satisfactory to the Collateral Agent.
          (f) As a condition to including in the Borrowing Base any individual parcel of Pledged Real Estate Collateral, the Collateral Agent shall receive at the Borrowers’ expense an acceptable Title Policy in favor of the Collateral Agent showing that the Mortgage on such property is a first mortgage subject to no encumbrances other than Permitted Liens. In addition, the Title Policy shall show that all real estate taxes and other governmental charges which are due in respect of such property shall have been paid current. Except for an exception for taxes for the current year which are not due and payable, all ALTA standard exceptions (i.e. defects first appearing between the date of the commitment and the date of the mortgage, taxes, matters that would be disclosed by an accurate survey, rights or claims of parties in possession not shown by the pubic records, easements or claims of easements not shown by the public records, and liens for services labor or material imposed by law and not shown by the public records) shall be deleted from the Title Policy. Each Title Policy shall contain such endorsements as may be required by Lenders. Surveys will be provided as necessary to obtain such exception-free Title Policy. The cost of the

Title Policy will be charged to the Borrowers at settlement, and the closing agent will be selected by Collateral Agent.
          (g) As a condition to including in the Borrowing Base any parcel of Pledged Real Estate Collateral, Borrowers shall provide the Collateral Agent with evidence of property, casualty, and liability insurance coverage (i) insuring such Pledged Real Estate Collateral against fire and other casualty for its full insurable value (net of a deductible not to exceed 5% of the insurable value of any individual insured property) and naming the Collateral Agent as loss payee, and (ii) insuring the Borrowers and the Collateral Agent (as an additional insured) from premises liability related to such Pledged Real Estate Collateral (net of a deductible approved by the Collateral Agent). All of such insurance shall be provided by insurers and on terms satisfactory to the Collateral Agent. The Mortgages for the Pledged Real Estate Collateral will require the Borrowers to continue to maintain such insurance for so long as the Mortgages have not been satisfied.
          (h) Borrowers will be responsible for all costs associated with the Pledged Real Estate Collateral, including appraisals, evaluations, environmental site assessments, EDR Loan Check, title insurance, flood insurance premiums, insurance premiums, surveys, documentary stamps, non-recurring intangible taxes, recording charges, and other costs.
          (i) Recording of the Mortgages on the Pledged Real Estate Collateral will take place within ninety (90) days following the Effective Date of the Fourth Amendment to this Agreement. No collateral value for the Pledged Real Estate shall be included in the Borrowing Base until all of the foregoing documentation has been completed to the satisfaction of the Collateral Agent
     4.08 Additional Real Estate Collateral. In addition to the Pledged Real Estate Collateral, the Borrowers will provide the Collateral Agent with a first priority Mortgage on all of the Additional Real Estate Collateral. The Mortgages shall encumber for a total of one hundred million dollars ($100,000,000) plus interest and costs and expenses of collection (including reasonable attorneys’ and paralegals’ fees incurred in negotiations, in lower courts, and in appellate, administrative, and bankruptcy proceedings) (1) all of the Pledged Real Estate Collateral, and (2) all of the Additional Real Estate Collateral. In order to limit the documentary stamps, non-recurring intangible taxes, and similar costs payable on particular parcels of Pledged Real Estate Collateral or Additional Real Estate Collateral, the Collateral Agent may agree to limit the recovery under the Mortgages for such parcels. The following additional terms shall apply to the Additional Real Estate Collateral:
     (a) Borrowers will receive no credit to the Borrowing Base as a consequence of the Mortgages on the Additional Real Estate Collateral.

     (b) MAI appraisals will not be required on Additional Real Estate Collateral.
     (c) ESAs normally will not be required on Additional Real Estate Collateral. Borrowers will in any event provide to Collateral Agent for the benefit of Lenders copies of any ESAs they may have with respect to any of the Additional Real Estate Collateral for additional action as directed by Collateral Agent. Collateral Agent for the benefit of Lenders may perform EDR Loan Checks with respect to Additional Real Estate Collateral.
     (d) Borrowers shall provide to Collateral Agent for the benefit of Lenders in respect of each parcel of Additional Real Estate Collateral (i) a Title Commitment, except that (A) no survey shall be required except at the direction of the Collateral Agent, and (B) no policy shall be issued in respect of such title insurance commitment, and (ii) within fifteen (15) days following the Effective Date of the Fourth Amendment to this Agreement, copies of any existing title insurance policies and surveys with respect to such property that the Borrowers have in their possession.
     (e) Borrowers shall purchase at their own expense federal flood insurance for any parcel of Additional Real Estate Collateral located in a flood zone.
     (f) Recording of Mortgages for Additional Real Estate Collateral will occur within sixty (60) days after the Effective Date of the Fourth Amendment to this Agreement.
     (g) With the consent of all of the Lenders, Borrowers may sell to an unaffiliated party or finance with an unaffiliated party any Additional Real Estate Collateral as long as the entire net proceeds of such sale or financing are used to pay down the Advances. In connection with any such sale or financing approved by all of the Lenders, the Collateral Agent shall be authorized to execute any documents releasing the affected Additional Real Estate Collateral for purposes of closing the transaction.
     (h) Borrowers will be responsible for all costs associated with the Additional Real Estate Collateral, including appraisals (if any), evaluations, EDR Loan Check, Title Commitments (but not Title Policies), flood insurance premiums, surveys (if any), documentary stamps, non-recurring intangible taxes, recording charges, and other costs.
     4.09. Negative Pledge as to Gulfport Property. Borrowers agree that neither Borrowers nor the entity owning the Gulfport Property shall encumber such property or the Borrowers’ interest therein (including any Borrowers’ interest in the related entity) for so long as this Agreement has not been satisfied in full.

     7. Changes to Section 6.01 Relating to Financial Covenants. Section 6.01 of the Agreement relating to financial covenants is hereby amended to read in its entirety as follows:
     6.01. Financial Covenants.
          (a) The Borrowers shall maintain, on a consolidated basis, a Current Ratio of at least: (1) 1.25 to 1 for the calendar months ending May 31, June 30, July 31, August 31, September 30, and October 31 of each year, and (2) 1.20 to 1 for the calendar months ending November 30, December 31, January 31, February 28 or 29, as applicable, March 31, and April 30 of each year.
          (b) The Borrowers shall maintain, on a consolidated basis, a Leverage Ratio of not more than (1) 4.00 to 1 for the calendar months ending May 31, June 30, July 31, August 31, September 30, and October 31 of each year, and (2) 5.0 to 1 for the calendar months ending November 30, December 31, January 31, February 28 or 29, as applicable, March 31, and April 30 of each year.
          (c) For the four fiscal quarters starting with the fiscal quarter ending December 31, 2008 and ending with the fiscal quarter ending September 30, 2009, the cumulative EBITDA of the Borrowers, on a consolidated basis, shall not be less than (1) for the fiscal quarter ending December 31, 2008, a negative EBITDA of $15,000,000 (i.e. -$15,000,000), (2) for the fiscal quarter ending March 31, 2009, a negative EBITDA of $20,000,000 (i.e. -$20,000,000), (3) for the fiscal quarter ending June 30, 2009, a negative EBITDA of $15,000,000 (i.e. -$15,000,000), and (4) for the fiscal quarter ending September 30, 2009, a negative EBITDA of $10,000,000 (i.e. -$10,000,000). For the three fiscal quarters starting with the fiscal quarter ending December 31, 2009 and ending with the fiscal quarter ending June 30, 2010, the cumulative EBITDA of the Borrowers, on a consolidated basis, shall not be less than (A) for the fiscal quarter ending December 31, 2009, a negative EBITDA of $10,000,000 (i.e. -$10,000,000), (B) for the fiscal quarter ending March 31, 2010, a negative EBITDA of $10,000,000 (i.e. -$10,000,000), and (C) for the fiscal quarter ending June 30, 2010, a positive EBITDA of $5,000,000.
          (d) Commencing as of September 30, 2010 the Borrowers shall maintain, on a consolidated basis, an EBITDA/Interest Coverage Ratio as follows:
          (1) For the periods of four fiscal quarters ending on September 30, 2010 and December 31, 2010, a minimum EBITDA/Interest Coverage Ratio of 1.00:1.00; and
          (2) For the period of four fiscal quarters ending on March 31, 2011, a minimum EBITDA/Interest Coverage Ratio of 1.10:1.00.
The EBITDA/Interest Coverage Ratio will be measured as of the end of each such fiscal quarter of the Borrowers for a rolling period of four fiscal quarters. The EBITDA/Interest Coverage Ratio is in lieu of the former minimum “Fixed

Charges Coverage Ratio,” which has been deleted from this Agreement as of the Effective Date of the Fourth Amendment to this Agreement.
     8. Changes to Section 6.07 Relating to Disposition of Assets. Section 6.07 of the Agreement relating to disposition of assets is hereby amended to read in its entirety as follows:
     6.07. Disposition of Assets. No Borrower shall sell, transfer, encumber or lease any of its assets without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except the following shall be allowed without such consent (a) sales or leases of Inventory in the ordinary course of business, (b) dispositions of obsolete or useless assets, (c) transfers of assets between Borrowers not violating Section 6.16, (d) dispositions of Retail Paper in the ordinary course of business, (e) transfers or other dispositions of Additional Real Estate Collateral in strict compliance with Section 4.08(g), and (f) Permitted Liens. Upon any sale of Retail Paper by any of the Borrowers in the ordinary course of business, the Collateral Agent’s Liens in such Retail Paper for the benefit of the Lenders shall be automatically released, without any further action by the Lenders or the Collateral Agent.
     9. Changes to Section 6.08 Relating to Mergers, Acquisitions, and Investments. Section 6.08 of the Agreement relating to mergers, Acquisitions, and Investments is hereby amended to read in its entirety as follows:
          (a) The Company shall not merge into, or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, without the Required Lenders’ prior written consent (which consent shall not be unreasonably withheld), except for mergers or consolidations of a wholly-owned Subsidiary of Company with or into Company. The Borrowers shall not make any Investment in excess of one hundred thousand dollars ($100,000) in the aggregate at any time outstanding in any Person (other than in the Borrowers), without the Required Lenders’ prior written consent (which consent shall not be unreasonably withheld).
          (b) The Borrowers shall not consummate or obligate themselves to consummate any Acquisition without the prior written consent of the Required Lenders. The Borrowers shall notify the Lenders in writing of any pending Acquisition at least thirty (30) days prior to consummating or becoming obligated to consummate any Acquisition. In connection with such notice, the Borrowers shall provide the Lenders the information necessary to cause the newly acquired company(ies) to become obligated to the Lenders as additional Borrower(s) under the terms of this Agreement and the Loan Documents at the closing of such Acquisition by delivering to the Administrative Agent a Joinder Agreement in the form of Exhibit G to this Agreement. Such notice shall be accompanied by a certificate of the Company’s chief financial officer to the effect that, assuming that the Required Lenders approve the Acquisition, upon closing, as illustrated by applicable pro forma financial statements, the Borrowers will be in compliance with all terms and conditions of this Agreement and the Loan

Documents and such further certifications as the Required Lenders reasonably may require.
          (c) If any Borrower shall form any new Subsidiary, the Borrowers shall cause each such new Subsidiary to become obligated as a Borrower under this Agreement by delivering to the Administrative Agent a Joinder Agreement in the form of Exhibit G to this Agreement. Such new Borrower shall grant a first priority security interest in its Property constituting Collateral to the Collateral Agent for the benefit of the Lenders.
     10. Changes to Section 6.12(c) Relating to Reporting Requirements. Section 6.12(c) of the Agreement relating to reporting requirements is hereby amended to read in its entirety as follows:
     (1) As soon as available and in any event within thirty (30) days after the end of each calendar month of January, February, April, May, July, August, October, and November, a balance sheet and statement of income of Borrowers for such completed calendar month prepared on a consolidated basis in accordance with GAAP in reasonable detail, and certified by an officer of Company (in a manner satisfactory to the Required Lenders) as fairly presenting the financial condition and results of operations of the Borrowers, together with a Compliance Certificate;
     (2) As soon as available and in any event within thirty (30) days after the end of each fiscal quarter, a balance sheet and statement of income of Borrowers for such fiscal quarter and for the portion of the fiscal year ending with such fiscal quarter, prepared on a consolidated basis in accordance with GAAP in reasonable detail, and certified by an officer of Company (in a manner satisfactory to the Required Lenders) as fairly presenting the financial condition and results of operations of the Borrowers, together with a Compliance Certificate;
     11. Changes to Section 6.13 Relating to Restricted Payments. Section 6.13 of the Agreement relating to Restricted Payments is hereby amended to read in its entirety as follows:
     6.13 Restricted Payments. Without the prior written consent of the Required Lenders, the Borrowers shall not declare or pay any dividends or make any other payments on their capital stock or purchase, redeem, or otherwise retire any equity securities or any warrant, option, or other right to acquire such equity securities, or make any other payment or distribution (other than a dividend payable solely in the Company’s common shares), either direct or indirect, to its shareholders (whether in respect of stock or in respect of indebtedness) (“Restricted Payments”) except for:
          (a) payments between the Borrowers, except for any such payment that would be a violation of Section 6.16 of this Agreement; or

          (b) payments by any Subsidiary of any dividend or other distribution to the Company or to another Subsidiary as long as the Company does not distribute to shareholders any such dividend or other distribution, except as otherwise permitted by this Section.
     12. Changes to Section 6.14 Relating to Capital Expenditures. Section 6.14 relating to Capital Expenditures is hereby amended to read in its entirety as follows:
     6.14. Limitations on Capital Expenditures. The Borrowers shall not without the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld, make:
          (a) capital expenditures for leasehold improvements of more than four million five hundred thousand dollars ($4,500,000) in any year; and
          (b) other capital expenditures exceeding five million dollars ($5,000,000) per year, exclusive of monies spent on acquiring assets as part of an acquisition that has been approved by the Lenders.
     13. Changes to Section 7.01(c) Relating to Events of Default. Section 7.01(c) relating to Events of Default shall be amended to read in its entirety as follows:
          (c) Borrowers shall fail to perform or observe any other term or covenant contained in any of their respective Loan Documents, and such Default shall not be cured within thirty (30) days after the earlier of knowledge thereof by an officer of Borrowers, or after written notice of the Default is delivered by the Administrative Agent to the Company.
     14. Changes to Section 8.01(b)(3)(B) Relating to Inspections. Section 8.01(b)(3)(B) relating to inspections by the Collateral Agent shall be amended to read in its entirety as follows:
               (B) (i) After the occurrence of an Inspection Increase Event 1 and prior to the occurrence of a corresponding Inspection Reinstatement Event or an Inspection Increase Event 2:
               (x) The Collateral Agent will complete an inspection of the Eligible New Inventory and the Eligible Used Inventory every two (2) months.
               (y) During each two-month period, the Collateral Agent will inspect Units having an aggregate value on the Borrowers’ books at least equal to twenty-five percent (25%) of the portion of the Borrowing Base consisting of Eligible New Inventory and Eligible Used Inventory described in the most recent Borrowing Base Certificate.
               (z) At least once during each rolling eight-month period, the Collateral Agent will inspect all Eligible New Inventory and Eligible

[****] — CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
Used Inventory at each location at which Eligible New Inventory and Eligible Used Inventory are located.
               (ii) After the occurrence of an Inspection Increase Event 2 and prior to the occurrence of a corresponding Inspection Reinstatement Event or an Inspection Increase Event 1:
               (x) The Collateral Agent will complete an inspection of the Eligible New Inventory and the Eligible Used Inventory every month.
               (y) During each monthly period, the Collateral Agent will inspect Units having an aggregate value on the Borrowers’ books at least equal to fifty percent (50%) of the portion of the Borrowing Base consisting of Eligible New Inventory and Eligible Used Inventory described in the most recent Borrowing Base Certificate.
               (z) At least once during each rolling three-month period, the Collateral Agent will inspect all Eligible New Inventory and Eligible Used Inventory at each location at which Eligible New Inventory and Eligible Used Inventory are located.
     15. Changes to Section 8.07(b) Relating to Inspection Fees. Section 8.07(b) relating to inspections by the Collateral Agent shall be amended to read in its entirety as follows:
          (b) For every month that the Collateral Agent conducts an inspection Borrowers will pay the Collateral Agent a fee of five hundred dollars ($500) plus seventy-five dollars ($75) per location inspected (except that now such $75 fee shall be paid in respect of the Company’s headquarters location), and three dollars ($3) for each Unit inspected in the manner contemplated by Section 8.01(b). On a monthly basis the Collateral Agent will submit an invoice for its inspection fees to the Administrative Agent and Borrowers, and the Administrative Agent will include such inspection fees in its monthly invoice to Borrowers. If Borrowers fail to pay such inspection fees, Lenders shall pay them in accordance with their Pro Rata Percentages.
     16. Changes to Section 9.02 Relating to Notices. Section 9.02(c) relating to notices to BOA is hereby amended to read in its entirety as follows:
(c)	If to BOA as the Collateral Agent or as a Lender: [****]
          with a copy to:
[****]

     17. Changes to Section 9.06 Relating to Replacement or Addition of Lenders. Section 9.06 relating to the replacement or addition of Lenders is hereby amended to read in its entirety as follows:
          9.06 Replacement or Addition of Lenders.
     (a) If any Lender defaults in the performance of its obligations under this Agreement, the Borrowers, with the consent of all of the Lenders other than the defaulting Lender, shall have the right to replace the defaulting Lender.
     (b) If the Borrowers (if not in material Default) and the Required Lenders shall desire to replace any Lender, they may, upon thirty (30) days prior written notice to the Lender and with or without cause, replace such Lender with another Lender selected and approved by the Borrowers (if not in material Default) and the Required Lenders and named in such notice to the Lender being replaced. The Borrowers, if they shall have supported such replacement, or the other Lenders (based on their respective Pro Rata Percentages, but calculated as hereinafter provided), if the Borrowers shall not have supported such replacement (by virtue of the fact that the Borrowers were in material Default) shall pay to the replaced Lender all costs, expenses, and reasonable attorneys’ fees that the replaced Lender incurs in connection with assigning to the replacement Lender without recourse its interests as a Lender under the Loan Documents. Any payments required to be made by the other Lenders to the replaced Lender shall be apportioned among the other Lenders based on their respective Pro Rata Percentages, so that each other Lender’s share of the amounts payable by the Lenders under this Section shall equal that fraction of the total of which (1) the numerator is such other Lender’s Pro Rata Percentage, and (2) the denominator is the total Pro Rata Percentages of all such other Lenders.
     (c) If any Lender replaced under this Section shall have been an Agent (other than the Documentation Agent, which has no duties after the date of this Agreement), then such Agent shall be deemed removed at the effective date of such Lender’s replacement, and the procedure for selection of a successor Agent shall be as set forth in Section 8.08 of this Agreement.
     (d) If the Borrowers (if not in material Default) and the Required Lenders shall desire to add any Lender (other than in replacement of a Lender under (b) above), they may, upon thirty (30) days prior written notice to each Lender and with or without cause add another Lender selected and approved by the Borrowers (if not in material Default) and the Required Lenders and named in such notice to the Lenders. Upon such addition of a Lender, the added Lender shall purchase a share of the Commitment as approved by Borrowers and the Required Lenders and thereupon shall effect a reduction (based on the Pro Rata Percentages of the Lenders) in each of the existing Lender’s Pro Rata Percentages of the Commitment.

     18. Amendment Fees. At the time of closing on this Fourth Amendment, Borrowers shall pay the Lenders an amendment fee of two hundred fifty thousand dollars ($250,000), with such amendment fee to be divided among the Lenders based on their respective Pro Rata Percentages. Borrowers also shall reimburse the Administrative Agent and the Collateral Agent for their legal fees and expenses in connection with the execution and delivery of this Fourth Amendment.
     19. Representations and Warranties of the Borrowers. The Borrowers represent and warrant to the Agent, the Collateral Agent, and the Lenders as follows:
          (a) Authorization. This Fourth Amendment and each related Loan Document has been duly authorized by all necessary action on the part of each of the Borrowers, has been duly executed and delivered by each of the Borrowers, and constitutes a valid and binding agreement of each of the Borrowers enforceable against such Borrower in accordance with its terms.
          (b) Security Documents. The Mortgages and other related documents to be executed and delivered by Borrowers as contemplated hereby shall be adequate to perfect the Collateral Agent’s Lien on the Pledged Real Estate Collateral or the Additional Real Estate Collateral described therein, as applicable.
     20.  Opinion of Counsel. This Fourth Amendment shall not become effective until the Agent, the Collateral Agent, and the Lenders shall have received an opinion of counsel to the Company and the other Borrowers reasonably satisfactory to the Agent, the Collateral Agent, and the Lenders to the effect set for in Sections 19(a) and 19(b) of this Fourth Amendment; provided, however, that such opinion of counsel may be subject to customary qualifications; and provided further that no opinion with respect to Section 19(b) of this Fourth Amendment shall be required until such time as the related Mortgages shall have been executed and delivered by the Borrowers in the manner contemplated by Section 4.07 or Section 4.08, as applicable.
     21. Filing of New or Amended Financing Statements. The Borrowers hereby authorize the Collateral Agent to file new or amended financing statements in order to conform the description of the Collateral to this Fourth Amendment.
     22. Effect on Agreement. Except as specifically amended and modified by this Fourth Amendment, all terms, conditions, covenants and agreements set forth in the Agreement shall remain in full force and effect. The miscellaneous provisions of Article IX of the Agreement shall apply with equal force to this Fourth Amendment.
     23. Counterparts. This Fourth Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one agreement.
[SIGNATURES FOLLOW]

     IN WITNESS WHEREOF, this Fourth Amendment to the Second Amended and Restated Credit and Security Agreement has been executed and delivered by the parties (including 100% of the Lenders) as of the day and year first above written.

“BORROWERS” MARINEMAX, INC., a Delaware corporation
By:	/s/ Kurt M. Frahn
Kurt M. Frahn, Vice President

MARINEMAX EAST, INC., a Delaware corporation
By:	/s/ Kurt M. Frahn
Kurt M. Frahn, Assistant Secretary

MARINEMAX SERVICES, INC., a Delaware corporation
By:	/s/ Kurt M. Frahn
Kurt M. Frahn, Assistant Secretary

MARINEMAX REALTY, LLC, a Delaware limited liability company NEWCOAST FINANCIAL SERVICES, LLC, a Delaware limited liability company
By: MARINEMAX, INC., sole member

By:	/s/ Kurt M. Frahn
Kurt M. Frahn, Vice President

MARINEMAX NORTHEAST, LLC, a Delaware limited liability company BOATING GEAR CENTER, LLC, a Delaware limited liability company

By:	MARINEMAX EAST, INC., sole member

By:	/s/ Kurt M. Frahn
Kurt M. Frahn, Assistant Secretary

Signature Page

“LENDERS” KEYBANK NATIONAL ASSOCIATION, a national banking association
By:	/s/ Brian T. McDevitt
	Name:	Brian T. McDevitt
	Title:	Vice President

BANK OF AMERICA, N.A., successor by merger to Banc of America Specialty Finance, Inc.
By:	/s/ L. Ransom Burts
	Name:	L. Ransom Burts
	Title:	Senior Vice President

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION, a Nevada corporation
By:	/s/ Bruce Van Wagoner
	Name:	Bruce Van Wagoner
	Title:	GE CDF Marine Group President

WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association
By:	/s/ Leslie Fredericks
	Name:	Leslie Fredericks
	Title:	Vice President

WELLS FARGO BANK, N.A., a national banking association
By:	/s/ Ronald P. Christensen
	Name:	Ronald P. Christensen
	Title:	Vice President

Signature Page

U.S. BANK NATIONAL ASSOCIATION, a national banking association
By:	/s/ Silvia K. Boulger
	Name:	Silvia K. Boulger
	Title:	Vice President

BRANCH BANKING & TRUST COMPANY, a North Carolina corporation
By:	/s/ Brigitta Lawton
	Name:	Brigitta Lawton
	Title:	Senior Vice President

BANK OF THE WEST, a California corporation
By:	/s/ James Chesser
	Name:	James Chesser
	Title:	Vice President

“ADMINISTRATIVE AGENT” KEYBANK NATIONAL ASSOCIATION, a national banking association
By:	/s/ Brian T. McDevitt
	Name:	Brian T. McDevitt
	Title:	Vice President

“COLLATERAL AGENT” and “DOCUMENTATION AGENT” BANK OF AMERICA, N.A., successor by merger to Banc of America Specialty Finance, Inc.
By:	/s/ L. Ransom Burts
	Name:	L. Ransom Burts
	Title:	Senior Vice President

Signature Page

Schedule I
1. MARINEMAX EAST, INC., a Delaware corporation
2 MARINEMAX SERVICES, INC., a Delaware corporation
3. MARINEMAX REALTY, LLC, a Delaware limited liability company
4. NEWCOAST FINANCIAL SERVICES, LLC, a Delaware limited liability company
5. MARINEMAX NORTHEAST, LLC, a Delaware limited liability company
6. BOATING GEAR CENTER, LLC, a Delaware limited liability company
Schedule 1

Exhibit B
BORROWING BASE CERTIFICATE
Exhibit B